EXHIBIT 99.1

Edge Petroleum Announces First Quarter 2008 Financial Results

HOUSTON, May 12, 2008 (PRIME NEWSWIRE) -- Edge Petroleum Corporation (Nasdaq:EPEX) (Nasdaq:EPEXP) today reported financial results for the first quarter of 2008. Production for the first quarter of 2008 was 5.4 Bcfe. Highlights included:

 * First quarter oil and natural gas sales (excluding the impact of derivative activity) were $47.0 million as compared to
   $39.2 million for the same period in 2007 and $46.2 million for the fourth quarter of 2007.  The average realized price, excluding derivative activity, received per Mcfe this quarter was $8.66 compared to $6.85 a year ago.

 * First quarter 2008 results were impacted by our mark-to-market derivative contracts. A non-cash net unrealized pre-tax derivative loss of $25.4 million is included in total revenue for the three-
   months ended March 31, 2008. In the same period of 2007, we reported non-cash net unrealized pre-tax derivative losses of
   $17.7 million.

 * First quarter production was 5.4 Bcfe as compared to 5.7 Bcfe for the same period in 2007, a decrease of 5%. Average production was
   59.7 MMcfe per day as compared to 63.6 MMcfe per day for the comparable period in 2007. Properties sold in the recent asset sale were producing at an average daily rate of approximately 2 MMcfe during the quarter.

 * We completed several sales of non-core assets located in Texas to various buyers during the first quarter of 2008, with aggregate net proceeds of approximately $12.2 million, which we used to pay down outstanding debt and fund ongoing capital spending.

 * December 18, 2007, we announced the hiring of a financial advisor to assist our Board of Directors with an assessment of strategic alternatives. That process is ongoing.  There can be no assurance that our Board of Directors will authorize any transaction. While that process is continuing, we intend to operate Edge in a manner designed to capture the most value possible for our stockholders.

 * Edge has logged 11 wells so far in 2008 with an apparent 100%
   success rate. Three of the 11 were PUD locations with the rest representing new reserve additions.

Updating operations, John O. Tugwell, Edge's Executive V.P. and Chief Operating Officer, reported, "We have logged 11 wells so far this year, all apparent successes. We currently have two rigs running and are very pleased with our drilling operations to date. In New Mexico, our Prairie Fire #1 well (Edge operated, 50.8% W.I.) has been an excellent performer, currently producing at about 7 MMcfe per day from the Morrow section, with a behind-pipe Wolfcamp section up-hole. The Prairie Fire #2, an offset to the Prairie Fire #1, is currently drilling below 10,500 feet with a planned TD of 13,600 feet. Our working interest in this well, which we also operate, is approximately 38% and could increase slightly pending a partner election. A total of three of the 11 wells logged to date were in New Mexico.

"In Texas, where the remaining eight wells were logged, we also had good success. Our Slick State B #15 (Edge operated, 100% W.I.) commenced production in late April and is currently producing at a gross rate of about 3.5 MMcfe per day. We just logged our Slick State B #17 (Edge operated, 50% W.I.), and found an estimated 69 net feet of apparent pay in three sands and is currently being completed. In addition to progress in our drilling operations, we continue to build our prospect inventory and make investments in land and seismic for the future. We have found an industry partner for the El Sauz 3D shoot in south Texas and hope to complete the data acquisition by year-end 2008."

Reported total revenue decreased 23% for the first quarter of 2008 compared to the same period in 2007 as a result of derivative losses, which were partially offset by higher average realized prices for physical production. Oil and natural gas sales for the three months ended March 31, 2008 were 20% higher at $47.0 million compared to $39.2 million in the first quarter of 2007.

Oil and natural gas operating expenses for the three months ended March 31, 2008 totaled $4.5 million, compared to $3.4 million for the same period in 2007. Depletion costs for the first quarter of 2008 totaled $27.1 million and averaged $4.99 per Mcfe compared to $18.4 million and an average of $3.21 per Mcfe for the first quarter of 2007. Other general and administrative (G&A) costs, which include non-cash compensation costs, for the first quarter of 2008, were $4.1 million or 8% lower than the comparable prior year period total of $4.4 million. On a production equivalent basis, G&A, excluding non-cash compensation costs, for the three months ended March 31, 2008 averaged $0.61 per Mcfe compared to $0.65 per Mcfe in the same period of 2007.

Below is a recap of net loss and pro forma net income (loss), excluding the impact of unrealized derivative activity:

                                                   Three Months Ended
                                                        March 31,
                                                 ---------   ---------
                                                    2008        2007
                                                 ---------   ---------

                                                     (in thousands)
 Net loss to common stockholders                 $ (18,245)  $  (7,149)
   Add:
 Unrealized derivative loss(1)                      25,360      17,743
 Tax impact                                         (8,876)     (6,210)
                                                 ---------   ---------
   Net adjustments                                  16,484      11,533
                                                 ---------   ---------

 Pro forma net income (loss) to common
  stockholders                                   $  (1,761)  $   4,384
                                                 =========   =========

(1) This information is provided because management believes exclusion of the impact of the Company's unrealized derivatives not accounted for as cash flow hedges (tax adjusted) will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility may have on our results.

First quarter 2008 net loss to common stockholders was $18.2 million or $0.64 basic and diluted loss per share, as compared to a net loss to common stockholders of $7.1 million, or basic and diluted loss per share of $0.29 in the same period a year ago. Excluding unrealized derivative losses, pro forma net loss to common stockholders for the three months ended March 31, 2008 was $1.8 million, or basic and diluted loss per share of $0.06, compared to pro forma net income available to common stockholders of $4.4 million, or $0.18 basic and $0.17 diluted earnings per share for the same period in 2007.

Net cash flow provided by operating activities for the first quarter of 2008 was $21.4 million as compared to $14.9 million for the same 2007 period. Net cash flow provided by operating activities before working capital changes for the first quarter of 2008 was $28.5 million compared to $28.6 million for the same period in 2007. See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.

Debt at March 31, 2008 was $250.0 million as compared to $240.0 million at March 31, 2007 and $260.0 million at December 31, 2007. The debt-to-capital ratio at March 31, 2008 was 37.5%.

Michael G. Long, Edge's Executive Vice President and Chief Financial Officer, commented on the quarterly results, noting, "The rapid increase in commodity prices, both oil and natural gas, since year-end reduced our reported revenues and net income. Our quarterly net income suffered from $25 million of pre-tax non-cash charges as well as negative cash settlements under our derivatives of approximately $4 million. Excluding the non-cash derivative charges and cash settlements from higher than expected prices, we were in line with our expectations for quarterly production, revenue and cash flow. Our oil and natural gas sales were up 20% from the same period a year ago and increased sequentially over the previous quarter. Our cash flow was in line with our capital spending and we were able to reduce our debt by $10 million from year-end as we closed a portion of the previously announced asset sales in the first quarter. We expect to continue to generate free cash flow during the second quarter, further reducing debt from the current level of $245 million. Our borrowing base was recently redetermined and set at $250 million."

In the normal course of business we enter into derivative contracts, including commodity price collars, swaps and floors to seek to hedge or mitigate our exposure to commodity price movements. There have been no changes to our derivative positions since year-end 2007.

Edge will host a conference call to discuss operations and first quarter financial results on May 14, 2008 at 1:00 p.m. CDT. Interested parties may participate by dialing 877-548-7906 or 719-325-4865 using conference ID 3485679. The call will also be webcast and can be accessed by logging onto the web at http://investor.shareholder.com/media/eventdetail.cfm?mediaid=31572&c=EPEX&mediakey=79A2BF3CB5B4452CEED7C4C39D59D521&e=0. If you are unable to participate during the live webcast, the call will be archived at www.edgepet.com in the Investor Relations page of the site.

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock and preferred stock are listed on the NASDAQ Global Select Market under the symbols "EPEX" and "EPEXP," respectively.

Statements regarding the strategic alternative assessment process, free cash flow, debt levels, capital programs, hedging levels, anticipated production, prices, including future oil and gas prices, price risk management and other statements that are not historical facts, contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, increased costs and delays attributable to oilfield services and equipment, government regulation, effects and risks of acquisitions, the ability of the Company to meet its stated business goals, effects and results of the strategic alternative assessment process, actions by third parties, market conditions, future financial and other results, and other factors detailed in Risk Factors and other sections of the Company's most recent Form 10-K and other filings with the SEC.

 EDGE PETROLEUM CORPORATION
 CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
 ---------------------------------------------------------------------

                                                   Three Months Ended
                                                        March 31,
                                                 ---------------------
                                                    2008        2007
                                                 ---------------------
                                                 (in thousands, except
                                                   per share amounts)
 OIL AND NATURAL GAS REVENUE:
  Oil and natural gas sales                      $  47,016   $  39,214
  Loss on derivatives                              (29,359)    (16,331)
                                                 ---------   ---------
   Total revenue                                    17,657      22,883
                                                 ---------   ---------
 OPERATING EXPENSES:
  Oil and natural gas operating expenses             4,472       3,380
  Severance and ad valorem taxes                     2,185       2,311
  Depletion, depreciation, amortization and
   accretion                                        27,371      18,542
  General and administrative expenses                4,060       4,395
                                                 ---------   ---------

   Total operating expenses                         38,088      28,628
                                                 ---------   ---------

 OPERATING LOSS                                    (20,431)     (5,745)

 OTHER INCOME AND EXPENSE:
  Interest income                                       60          57
  Interest expense, net of amounts capitalized      (4,224)     (2,762)
  Amortization of deferred loan costs                 (239)       (253)
  Gain on ARO settlement                                 9          --
                                                 ---------   ---------
 LOSS BEFORE INCOME TAX PROVISION                  (24,825)     (8,703)
 INCOME TAX BENEFIT                                  8,646       2,935
                                                 ---------   ---------
 NET LOSS                                          (16,179)     (5,768)
  Preferred stock dividends                         (2,066)     (1,381)
                                                 ---------   ---------
 NET LOSS AVAILABLE TO COMMON STOCKHOLDERS       $ (18,245)  $  (7,149)
                                                 =========   =========

 BASIC LOSS PER SHARE                            $   (0.64)  $   (0.29)
                                                 =========   =========
 DILUTED LOSS PER SHARE(1)                       $   (0.64)  $   (0.29)
                                                 =========   =========

 BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                                       28,566      24,867
                                                 =========   =========
 DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING(1)                                    28,566      24,867
                                                 =========   =========

 Production:
  Gas - MMcf                                         3,773       4,465
  Natural gas liquids (NGL) - MBbls                    191          99
  Oil - MBbls                                           85         111
    Gas Equivalent - MMcfe                           5,429       5,721

  Realized Product Prices:
  Gas - $ per Mcf (2)(3)                         $    0.94   $    3.44
  NGL - $ per Bbl                                $   50.51   $   26.13
  Oil - $ per Bbl (2)(4)                         $   52.45   $   44.62
   Gas Equivalent - $ per Mcfe (2)               $    3.25   $    4.00

 Notes:
 ----------------------------------------------------------------------
 (1) A net loss from continuing operations exists in 2008 and 2007, and therefore, no potential common shares are included in the
     calculation of diluted per share amounts because the effect would be antidilutive.
 (2) Includes the effect of derivative transactions.
 (3) The average realized price, excluding unrealized derivative losses related to our natural gas derivative contracts, was $7.72 per Mcf for the quarter ended March 31, 2008. The average realized price, excluding unrealized derivative losses related to our natural gas derivative contracts, was $6.91 per Mcf for the three-month period ended March 31, 2007.
 (4) The average realized price, excluding unrealized derivative gains related to our oil derivative contracts, was $50.07 per barrel for the three-month period ended March 31, 2008. The average realized price, excluding unrealized derivative losses related to our oil derivative contracts, was $65.11 per barrel for the three-month period ended March 31, 2007.

 EDGE PETROLEUM CORPORATION
 Non-GAAP Disclosure Reconciliations
 ----------------------------------------------------------------------

 I. Net Cash Flow Provided by Operations Before Working Capital Changes

                                                   Three Months Ended
                                                        March 31,
                                                 ---------------------
                                                    2008        2007
                                                 ---------------------
                                                     (in thousands)

 Net cash flow provided by operating activities  $  21,350   $  14,908

 Changes in working capital accounts                 7,112      13,713
                                                 ---------   ---------

 Net cash flow provided by operations before
  working capital changes                        $  28,462   $  28,621
                                                 =========   =========

 Note: Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a
       financial indicator of an oil and gas company's ability to generate cash used to internally fund exploration and
       development activities and to service debt. Net cash flow
       provided by operating activities before working capital changes is not a measure of financial performance prepared in accordance with accounting principles generally accepted in the United
       States of America ("GAAP") and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

CONTACT:  Edge Petroleum Corporation
          Michael G. Long, Chief Financial Officer
          (713) 654-8960